MDU Resources Reports Strong Q3 Earnings, Increases 2024 Guidance

Key Financial Highlights for Third Quarter 2024:
•Electric earnings of $24.3 million, an increase of 16.3% over third quarter 2023.
•Pipeline record third quarter earnings of $15.1 million, up 27.0% from the same quarter last year.
•Construction services earnings of $41.8 million, a 16.1% increase from third quarter 2023.
•Increasing regulated energy delivery earnings guidance range to $180 million to $185 million.

BISMARCK, N.D. — Nov. 7, 2024 — MDU Resources Group, Inc. (NYSE: MDU) today reported strong third quarter earnings, reflecting growth across the utility, pipeline and construction services businesses.

“The successful spinoff of Everus Construction Group on October 31, following last year’s Knife River Corporation spinoff, marks the completion of our strategic initiatives,” said Nicole A. Kivisto, president and CEO of MDU Resources. “This positions MDU Resources as a pure-play regulated energy delivery business, which we believe will drive sustained growth and shareholder value. Third quarter earnings were robust, with growth across each segment. The electric utility business benefited from rate relief and favorable weather, while the pipeline segment saw higher transportation and storage revenue. Continued momentum in our regulated energy delivery businesses has led to increased earnings guidance for 2024."

The company's financial results for the third quarter ended Sept. 30, 2024, include Everus Construction Group in continuing operations. The following summarizes the company's third quarter results:

	2024	2023
	(In millions, except per share amounts)
Net income	$64.6	$74.9
Earnings per share, diluted	$0.32	$0.37

Income from continuing operations[1]	$62.2	$78.2
Earnings per share from continuing operations, diluted[1]	$0.31	$0.38

Adjusted income from continuing operations[2,3]	$65.5	$58.6
Adjusted earnings per share from continuing operations, diluted[2,3]	$0.32	$0.29

Regulated energy delivery earnings	$21.9	$15.5

Construction services
Revenue	$761.0	$717.4
Earnings	$41.8	$36.0
EBITDA[3]	$65.0	$58.0

1 Includes a $22.8 million, net of tax, or $0.11 per share unrealized gain on retained shares in Knife River.
2 Excludes costs attributable to strategic initiatives of $4.0 million, net of tax of $0.7 million, and $4.3 million, net of tax of $1.1 million, in third quarter 2024 and 2023, respectively. Strategic initiative costs associated with the Knife River separation are reflected in discontinued operations. Excludes 2023 unrealized gain on retained shares in Knife River of $22.8 million, net of tax, or $0.11 per share.
3 Adjusted income from continuing operations, adjusted earnings per share from continuing operations and EBITDA are non-GAAP financial measures. Additional explanation is provided in the "Non-GAAP Financial Measures" section of this news release.

Electric and Natural Gas Utility
•Combined electric and natural gas earnings of $6.8 million in the third quarter of 2024, a $3.6 million increase from the previous year.
•Electric earnings of $24.3 million due to rate relief and higher volumes from warmer weather.
•Natural gas distribution seasonal loss of $17.5 million, a $0.2 million lower loss than third quarter 2023 due to rate relief and higher investment returns on nonqualified benefit plans, largely offset by the absence of short-term debt interest recovery in Idaho.

Total retail customers increased 1.5%, in line with our projected 1%-2% yearly growth and reinforcing the company's need to proactively manage its infrastructure for its growing customer base.

Regulatory Update
•On July 15, 2024, the utility filed with the Montana Public Service Commission a natural gas rate case requesting an annual revenue increase of $9.4 million, or 11.1%. The request is pending a decision by the commission. The utility filed for an interim revenue increase of $8.0 million, or 10.2%, which was denied by the commission. On Oct. 25, 2024, a motion for reconsideration was filed with the Montana PSC. The commission has 20 days to make a decision on the motion.
•On July 26, 2024, an all-party settlement agreement was filed in the utility's South Dakota electric rate case reflecting an annual revenue increase of $1.4 million, or 8.6%. On Aug. 13, 2024, the South Dakota Public Utilities Commission approved the Settlement Stipulation with final rates effective Sept. 1, 2024.
•On July 26, 2024, an all-party settlement agreement was filed in the utility's South Dakota natural gas rate case reflecting an annual revenue increase of $5.4 million, or 8.1%. On Aug. 13, 2024, the South Dakota Public Utilities Commission approved the Settlement Stipulation with final rates effective Sept. 1, 2024.
•On Aug. 5, 2024, the utility filed a request with the South Dakota Public Utilities Commission seeking approval of an electric service agreement to provide up to 50 MW of service to a data center to be located near Leola, SD. Construction on the data center is expected to begin later this year.
•On Sept. 5, 2024, the utility filed an amendment to the electric service agreement previously approved by the North Dakota Public Service Commission, increasing the service provided from 225 MW to 350 MW.
•On Sept. 16, 2024, an all-party settlement agreement was filed in the utility's North Dakota natural gas rate case reflecting an annual revenue increase of $9.4 million, 6.1%. This matter is pending before the commission.
•On Oct. 31, 2024, the utility filed with the Wyoming Public Service Commission a natural gas rate case requesting an annual revenue increase of $2.6 million, or 14.0%. The request is pending a decision by the commission.
•The utility is targeting natural gas rate case filings in Oregon, Minnesota and Idaho and an electric rate case filing in Wyoming over the next twelve months.

Pipeline
•Achieved record third quarter earnings of $15.1 million, compared to $11.9 million in third quarter 2023.
•Higher revenues from record third quarter transportation volumes and strong demand for natural gas storage services, partially offset by higher operation and maintenance expense.
•Increased revenue from transportation and storage service rates that were effective on Aug. 1, 2023.

The pipeline segment continues to deliver strong results, driven by the execution of strategic expansion projects, increased demand for transportation and storage services as well as new Federal Energy Regulatory Commission approved rates. The segment continues to invest in future expansion projects to meet increasing customer demand for services. On July 1, 2024, the pipeline business placed in service its Line Section 28 Expansion project. The expansion adds 137 million cubic feet of natural gas transportation capacity per day. Construction is progressing on the company's Wahpeton Expansion project in eastern North Dakota, which is expected to add approximately 20 million cubic feet of natural gas transportation capacity per day and is anticipated to be in service in the fourth quarter of 2024. Additionally, the pipeline business closed on the purchase of a 28-mile natural gas pipeline lateral in northwestern North Dakota on Nov. 1, 2024. The lateral extends the company's pipeline system to a natural gas processing plant in the Bakken.

Construction Services
•Earnings of $41.8 million, compared to $36.0 million in the third quarter of 2023.
•Increased revenues of $761.0 million, compared to $717.4 million in the third quarter of 2023.
•EBITDA of $65.0 million in the third quarter of 2024, compared to $58.0 million in the third quarter of 2023.

The earnings increase was primarily from higher revenues and income from joint venture activity coupled with lower interest expense, partially offset by higher selling, general and administrative expense, and income taxes due to higher income before taxes.

Discontinued Operations and Adjusted Earnings
On May 31, 2023, MDU Resources completed the spinoff of Knife River Corporation, which became an independent, publicly-traded company. MDU Resources has reported Knife River’s results and the transaction costs and certain interest expenses associated with the spinoff as discontinued operations, and MDU Resources’ prior period results have been restated to reflect the spinoff.

MDU Resources is reporting adjusted income from continuing operations and adjusted earnings per share that exclude the costs associated with its strategic initiatives and the 2023 unrealized gain of $22.8 million or 11 cents-per-share unrealized, after-tax gain on retained shares in Knife River. Adjusted income from continuing operations and adjusted earnings per share are non-GAAP measures. The “Non-GAAP Financial Measures” section of this news release explains the earnings adjustments. More information about MDU Resources’ strategic initiatives can be found on the company’s website at www.mdu.com.

Increased Guidance for 2024
MDU Resources increased and narrowed earnings guidance for its regulated energy delivery businesses to the range of $180 million to $185 million, higher than the top-end of the previous range of $170 million to $180 million. Guidance excludes costs associated with the strategic initiatives which are reported in the Other segment.

The expected 2024 results are based on these assumptions:
•Normal weather for the remainder of the year, including precipitation and temperatures, across all company markets.
•Normal economic and operating conditions.
•Continued availability of necessary equipment and materials.
•Electric and natural gas customer growth continuing at a rate of 1%-2% annually.
•No planned equity issuances.

Conference Call
MDU Resources’ management will discuss on a webcast at 2 p.m. ET today the company’s third quarter results. The webcast can be accessed at www.mdu.com under the “Investors” heading. Select “Events & Presentations,” and click “Q3 2024 Earnings Conference Call.” After the conclusion of the webcast, a replay will be available at the same location.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, provides essential products and services through its regulated energy delivery businesses. Founded in 1924, the company is celebrating its 100th anniversary, learn more at www.mdu.com/100th-anniversary. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contacts
Byron L. Pfordte, manager of integrated communications, 208-377-6050

Investor Contact
Brent Miller, assistant treasurer and director of financial projects & investor relations, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation, capital expenditures and financial guidance will be achieved. Please refer to assumptions contained in this news release, as well as the various risks listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$286.0	$279.5	$1,212.6	$1,294.0
Non-regulated pipeline, construction services and other	764.5	721.3	2,099.3	2,228.0
Total operating revenues	1,050.5	1,000.8	3,311.9	3,522.0
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	101.3	99.3	307.7	296.8
Non-regulated pipeline, construction services and other	685.3	639.3	1,883.9	2,008.0
Total operation and maintenance	786.6	738.6	2,191.6	2,304.8
Purchased natural gas sold	53.4	56.0	406.5	542.8
Electric fuel and purchased power	25.2	29.0	87.6	73.8
Depreciation and amortization	56.2	53.1	167.8	158.9
Taxes, other than income	38.3	39.5	141.9	156.5
Total operating expenses	959.7	916.2	2,995.4	3,236.8
Operating income	90.8	84.6	316.5	285.2
Unrealized gain on retained shares in Knife River	—	30.2	—	170.2
Other income	13.8	8.8	42.3	29.2
Interest expense	29.4	32.1	86.8	82.6
Income before income taxes	75.2	91.5	272.0	402.0
Income tax expense	13.0	13.3	48.4	92.3
Income from continuing operations	62.2	78.2	223.6	309.7
Discontinued operations, net of tax	2.4	(3.3)	2.3	(65.7)
Net income	$64.6	$74.9	$225.9	$244.0

Earnings per share – basic:
Income from continuing operations	$.31	$.38	$1.10	$1.52
Discontinued operations, net of tax	.01	(.01)	.01	(.32)
Earnings per share – basic	$.32	$.37	$1.11	$1.20
Earnings per share – diluted:
Income from continuing operations	$.31	$.38	$1.10	$1.52
Discontinued operations, net of tax	.01	(.01)	.01	(.32)
Earnings per share – diluted	$.32	$.37	$1.11	$1.20
Weighted average common shares outstanding – basic	203.9	203.6	203.9	203.6
Weighted average common shares outstanding – diluted	204.7	203.9	204.5	203.9

Selected Cash Flows Information[1]
	Nine Months Ended
	September 30,
	2024	2023
	(In millions)
Net cash provided by operating activities	$441.8	$174.9
Net cash used in investing activities	(392.5)	(415.7)
Net cash (used in) provided by financing activities	(22.3)	192.8
Increase (decrease) in cash, cash equivalents and restricted cash	27.0	(48.0)
Cash, cash equivalents and restricted cash - beginning of year	77.0	80.5
Cash, cash equivalents and restricted cash - end of period	$104.0	$32.5
[1] Includes cash flows from discontinued operations.

Capital Expenditures
Business Line	2024 Estimated
(In millions)
Electric	$111
Natural gas distribution	302
Pipeline	126
Total capital expenditures[1]	$539

[1] Excludes Construction services and Other category, as well as net proceeds from the sale or disposition of property.
Note: Total capital expenditures is presented on a gross basis.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted income from continuing operations, and adjusted earnings per share from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest, taxes, and depreciation and amortization, EBITDA from continuing operations as income (loss) from continuing operations before interest, taxes, and depreciation and amortization, and adjusted EBITDA from continuing operations as income (loss) from continuing operations before interest, taxes, and depreciation and amortization before any transaction-related impacts from strategic initiatives. The company defines adjusted income (loss) from continuing operations as income from continuing operations attributable to the company before any transaction-related impacts from strategic initiatives and adjusted earnings per share from continuing operations as earnings per share from continuing operations before any transaction-related impacts from strategic initiatives, including the 2023 unrealized gain on retained shares in Knife River.

The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment, the unrealized gain on retained shares in Knife River and the costs associated with the company's strategic initiatives. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated income from continuing operations to adjusted income from continuing operations, earnings per share from continuing operations to adjusted earnings per share from continuing operations, GAAP net income to EBITDA from continuing operations, and GAAP net income to adjusted EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(In millions, except per share amounts)
	(Unaudited)
Income from continuing operations	$62.2	$78.2	$223.6	$309.7
Adjustments:
Less: Unrealized gain on retained shares in Knife River, net of tax[1]	—	22.8	—	113.6
Costs attributable to strategic initiatives, net of tax[2]	3.3	3.2	13.7	9.8
Adjusted income from continuing operations	$65.5	$58.6	$237.3	$205.9

Earnings per share reconciliation - diluted
Earnings per share from continuing operations	$.31	$.38	$1.10	$1.52
Adjustments:
Less: Earnings per share attributable to unrealized gain on retained shares in Knife River[1]	—	.11	—	.56
Loss per share attributable to strategic initiative costs[2]	.01	.02	.06	.05
Adjusted earnings per share from continuing operations	$.32	$.29	$1.16	$1.01

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(In millions)
Net income	$64.6	$74.9	$225.9	$244.0
Discontinued operations, net of tax	2.4	(3.3)	2.3	(65.7)
Income from continuing operations	62.2	78.2	223.6	309.7
Adjustments:
Interest expense	29.4	32.1	86.8	82.6
Income tax expense	13.0	13.3	48.4	92.3
Depreciation and amortization	56.2	53.1	167.8	158.9
EBITDA from continuing operations	$160.8	$176.7	$526.6	$643.5
Adjustments:
Less: Unrealized gain on retained shares in Knife River, net of tax[1]	—	22.8	—	113.6
Costs attributable to strategic initiatives, net of tax[2]	3.3	3.2	13.7	9.8
Adjusted EBITDA from continuing operations	$164.1	$157.1	$540.3	$539.7
[1] Includes unrealized gain in 2023 of $30.2 million, net of tax of $7.4 million in the third quarter and $170.2 million, net of tax of $56.6 million year to date on retained shares in Knife River.
[2] Includes costs attributable to strategic initiatives in 2024 of $4.0 million, net of tax of $0.7 million in the third quarter and $16.1 million, net of tax of $2.4 million year to date. Costs attributable to strategic initiatives in 2023 of $4.3 million, net of tax of $1.1 million in the third quarter and $12.9 million, net of tax of $3.1 million year to date. Strategic initiative costs associated with the Knife River separation are reflected in discontinued operations.

Electric	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues[1,2]	$108.5	$108.1	—%	$315.5	$294.8	7%
Operating expenses:
Electric fuel and purchased power[1]	25.2	29.0	(13)%	87.6	73.8	19%
Operation and maintenance	30.7	30.1	2%	91.5	88.5	3%
Depreciation and amortization	16.9	16.0	6%	49.7	47.8	4%
Taxes, other than income	3.6	4.3	(16)%	13.2	13.3	(1)%
Total operating expenses	76.4	79.4	(4)%	242.0	223.4	8%
Operating income	32.1	28.7	12%	73.5	71.4	3%
Other income	1.4	1.3	8%	5.5	3.4	62%
Interest expense	7.6	7.0	9%	22.4	20.5	9%
Income before income taxes	25.9	23.0	13%	56.6	54.3	4%
Income tax (benefit) expense[2]	1.6	2.1	(24)%	(1.1)	.4	(375)%
Net income	$24.3	$20.9	16%	$57.7	$53.9	7%
Adjustments:
Interest expense	7.6	7.0	9%	22.4	20.5	9%
Income tax (benefit) expense	1.6	2.1	(24)%	(1.1)	.4	(375)%
Depreciation and amortization	16.9	16.0	6%	49.7	47.8	4%
EBITDA	$50.4	$46.0	10%	$128.7	$122.6	5%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues (millions)[1,2]
Retail sales:
Residential	$36.7	$33.6	$106.8	$100.0
Commercial	44.7	47.1	125.7	118.1
Industrial	9.5	10.5	32.4	31.0
Other	2.0	1.8	6.0	5.1
	92.9	93.0	270.9	254.2
Other	15.6	15.1	44.6	40.6
	$108.5	$108.1	$315.5	$294.8
Volumes (million kWh)
Retail sales:
Residential	300.4	275.5	868.5	899.3
Commercial	725.5	692.1	1,762.9	1,619.9
Industrial	119.1	143.5	394.7	435.7
Other	21.7	20.6	61.0	61.5
	1,166.7	1,131.7	3,087.1	3,016.4
Average cost of electric fuel and purchased power per kWh	$.020	$.024	$.026	$.023
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1]Electric fuel and purchased power costs, which impact both operating revenues and electric fuel and purchased power.
[2]Production tax credits, which impact income tax (benefit) expense and operating revenues.

The electric business reported net income of $24.3 million in the third quarter, compared to $20.9 million for the same period in 2023. This increase was largely the result of higher retail sales revenue from rate relief in South Dakota and Montana, and higher volumes to residential and commercial customer classes, largely due to warmer weather.

The electric business's EBITDA increased $4.4 million in the third quarter of 2024, compared to 2023, primarily the result of higher retail revenue and higher residential volumes, as previously discussed.

Natural Gas Distribution	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues[1,2]	$133.6	$135.0	(1)%	$794.6	$919.7	(14)%
Operating expenses:
Purchased natural gas sold[1]	57.3	59.6	(4)%	449.5	580.3	(23)%
Operation and maintenance	54.8	55.5	(1)%	169.2	165.3	2%
Depreciation and amortization	25.0	23.9	5%	76.1	70.6	8%
Taxes, other than income[2]	11.2	11.3	(1)%	55.1	57.8	(5)%
Total operating expenses	148.3	150.3	(1)%	749.9	874.0	(14)%
Operating income (loss)	(14.7)	(15.3)	(4)%	44.7	45.7	(2)%
Other income	6.0	4.7	28%	19.5	14.5	34%
Interest expense	15.9	14.4	10%	46.9	42.2	11%
Income (loss) before income taxes	(24.6)	(25.0)	(2)%	17.3	18.0	(4)%
Income tax (benefit) expense	(7.1)	(7.3)	(3)%	(.3)	—	100%
Net income (loss)	$(17.5)	$(17.7)	(1)%	$17.6	$18.0	(2)%
Adjustments:
Interest expense	15.9	14.4	10%	46.9	42.2	11%
Income tax (benefit) expense	(7.1)	(7.3)	(3)%	(.3)	—	100%
Depreciation and amortization	25.0	23.9	5%	76.1	70.6	8%
EBITDA	$16.3	$13.3	23%	$140.3	$130.8	7%

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues (millions)[1,2]
Retail Sales:
Residential	$62.6	$69.5	$434.7	$516.2
Commercial	38.5	41.0	265.1	314.6
Industrial	6.9	7.2	30.8	33.1
	108.0	117.7	730.6	863.9
Transportation and other	25.6	17.3	64.0	55.8
	$133.6	$135.0	$794.6	$919.7
Volumes (MMdk)
Retail sales:
Residential	3.7	4.0	43.4	46.5
Commercial	3.6	3.8	30.8	32.5
Industrial	1.0	.9	4.0	3.8
	8.3	8.7	78.2	82.8
Transportation sales:
Commercial	.3	.3	1.3	1.4
Industrial	45.1	50.1	141.6	135.9
	45.4	50.4	142.9	137.3
Total throughput	53.7	59.1	221.1	220.1
Average cost of natural gas per dk	$6.91	$6.85	$5.75	$7.01
The previous tables reflect items that are passed through to customers resulting in minimal impact to earnings. These items include:
[1]Natural gas costs, which impact operating revenues and purchased natural gas sold.
[2]Revenue-based taxes that impact both operating revenues and taxes, other than income.

The natural gas distribution business reported a seasonal loss of $17.5 million in the third quarter, compared to a loss of $17.7 million for the same period in 2023. The earnings improvement was largely the result of higher retail sales revenue due to rate relief in North Dakota and South Dakota, and higher investment returns on nonqualified benefit plans. These increases were largely offset by the absence of recovery of short-term debt interest expense in Idaho related to increased gas costs in 2023.
The natural gas distribution business's EBITDA increased $3.0 million in the third quarter of 2024, compared to the second quarter of 2023, primarily the result of higher retail sales revenue and higher investment returns on nonqualified benefit plans, as previously discussed.

Pipeline	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$51.5	$44.1	17%	$155.8	$127.0	23%
Operating expenses:
Operation and maintenance	19.0	17.0	12%	56.8	52.7	8%
Depreciation and amortization	7.4	6.3	17%	21.8	20.0	9%
Taxes, other than income	3.0	3.0	—%	9.1	9.6	(5)%
Total operating expenses	29.4	26.3	12%	87.7	82.3	7%
Operating income	22.1	17.8	24%	68.1	44.7	52%
Other income	1.3	.9	44%	5.3	2.3	130%
Interest expense	3.6	3.3	9%	11.4	9.5	20%
Income before income taxes	19.8	15.4	29%	62.0	37.5	65%
Income tax expense	4.7	3.5	34%	14.5	8.1	79%
Income from continuing operations	15.1	11.9	27%	47.5	29.4	62%
Discontinued operations, net of tax[1]	—	—	—%	—	(.5)	(100)%
Net income	$15.1	$11.9	27%	$47.5	$28.9	64%
Adjustments:
Interest expense	3.6	3.3	9%	11.4	9.5	20%
Interest expense included in discontinued operations, net of tax	—	—	—%	—	.5	(100)%
Income tax expense	4.7	3.5	34%	14.5	8.1	79%
Depreciation and amortization	7.4	6.3	17%	21.8	20.0	9%
EBITDA	$30.8	$25.0	23%	$95.2	$67.0	42%
[1] Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.

Operating Statistics	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Transportation volumes (MMdk)	155.1	146.9	463.5	419.2
Customer natural gas storage balance (MMdk):
Beginning of period	41.4	27.8	37.7	21.2
Net injection	13.2	15.0	16.9	21.6
End of period	54.6	42.8	54.6	42.8

The pipeline business reported record third quarter net income of $15.1 million, compared to $11.9 million for the same period in 2023. The earnings increase was driven by higher transportation volumes, primarily from organic growth projects placed in service in November 2023, March 2024 and July 2024. Higher storage-related revenue and new transportation and storage service rates effective Aug. 1, 2023, further drove the increase. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs and higher materials and contract services. The business also incurred higher depreciation expense due to organic growth projects placed in service as discussed earlier.

The pipeline business's EBITDA increased $5.8 million in the third quarter of 2024, compared to the third quarter of 2023, primarily from higher transportation and storage revenues, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$761.0	$717.4	6%	$2,090.0	$2,218.7	(6)%
Cost of sales:
Operation and maintenance	646.8	607.9	6%	1,762.4	1,891.1	(7)%
Depreciation and amortization	5.1	4.7	9%	14.7	13.6	8%
Taxes, other than income	19.2	19.9	(4)%	59.7	71.9	(17)%
Total cost of sales	671.1	632.5	6%	1,836.8	1,976.6	(7)%
Gross profit	89.9	84.9	6%	253.2	242.1	5%
Selling, general and administrative expense:
Operation and maintenance	33.6	32.6	3%	100.7	94.9	6%
Depreciation and amortization	1.3	1.2	8%	3.8	3.7	3%
Taxes, other than income	1.3	1.0	30%	4.8	3.9	23%
Total selling, general and administrative expense	36.2	34.8	4%	109.3	102.5	7%
Operating income	53.7	50.1	7%	143.9	139.6	3%
Other income	4.9	2.0	145%	11.5	7.5	53%
Interest expense	2.8	4.7	(40)%	8.8	6.6	33%
Income before income taxes	55.8	47.4	18%	146.6	140.5	4%
Income tax expense	14.0	11.4	23%	37.6	34.5	9%
Income from continuing operations	41.8	36.0	16%	109.0	106.0	3%
Discontinued operations, net of tax[1]	—	—	—%	—	(5.2)	(100)%
Net Income[2]	$41.8	$36.0	16%	$109.0	$100.8	8%
Adjustments:
Interest expense	2.8	4.7	(40)%	8.8	6.6	33%
Interest expense included in discontinued operations, net of tax	—	—	—%	—	5.2	(100)%
Income tax expense	14.0	11.4	23%	37.6	34.5	9%
Depreciation and amortization	6.4	5.9	8%	18.5	17.3	7%
EBITDA	$65.0	$58.0	12%	$173.9	$164.4	6%
[1] Discontinued operations includes interest on debt facilities repaid in connection with the Knife River separation.
[2] 2024 results include costs attributable to the Everus separation completed on October 31, 2024 of $0.8 million, net of tax of $0.2 million in the third quarter and $1.4 million, net of tax of $0.4 million year to date.

On Oct. 31, 2024, MDU Resources completed the spinoff of Everus Construction Group, its construction services business, resulting in Everus Construction Group becoming an independent, publicly-traded company. The company's financial results for the third quarter ended Sept. 30, 2024, include Everus Construction Group. As a result of the Oct. 31, 2024 spinoff, future reporting periods will present Everus Construction Group as discontinued operations in the company's Consolidated Financial Statements and prior period results will be restated to reflect the spinoff.
The construction services business reported higher third quarter revenues on both transmission and distribution and electrical and mechanical projects. The increase in transmission and distribution revenues was driven by increased workloads in both the utility and transportation end markets. The utility market had higher workloads in the transmission, underground, telecommunication, and substation submarkets, and the transportation market had higher workloads in the traffic signalization and street lighting submarkets. These increases were partially offset by lower workloads in the distribution submarket. The increase in electrical and mechanical revenues was driven by higher workloads in the commercial and institutional end markets, particularly in the data center submarket, partially offset by decreased workloads in the industrial, service, and renewables submarkets.
The construction services business reported third quarter net income of $41.8 million, compared to $36.0 million for the same period in 2023. The increase was primarily from higher revenues and income from joint venture activity and lower interest expense, partially offset by higher selling, general and administrative expense and income taxes due to higher income before taxes.

The construction services business's EBITDA increased $7.0 million in the third quarter of 2024, compared to the third quarter of 2023, primarily from higher revenues and income from joint ventures, partially offset by higher selling, general and administrative expense as previously discussed.

Other
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	Variance	2024	2023	Variance
	(In millions)
Operating revenues	$1.4	$1.7	(18)%	$4.3	$6.4	(33)%
Operating expenses:
Operation and maintenance	3.3	(2.6)	227%	16.3	19.4	(16)%
Depreciation and amortization	.5	1.0	(50)%	1.7	3.2	(47)%
Total operating expenses	3.8	(1.6)	338%	18.0	22.6	(20)%
Operating income (loss)	(2.4)	3.3	(173)%	(13.7)	(16.2)	(15)%
Unrealized gain on retained shares in Knife River[1]	—	30.2	(100)%	—	170.2	(100)%
Other income	4.2	5.8	(28)%	13.4	10.0	34%
Interest expense	3.5	8.6	(59)%	10.2	12.3	(17)%
Income (loss) before income taxes	(1.7)	30.7	(106)%	(10.5)	151.7	(107)%
Income tax (benefit) expense	(.2)	3.6	(106)%	(2.3)	49.3	(105)%
Income (loss) from continuing operations	(1.5)	27.1	(106)%	(8.2)	102.4	(108)%
Discontinued operations, net of tax	2.4	(3.3)	173%	2.3	(60.0)	104%
Net income (loss)	$.9	$23.8	(96)%	$(5.9)	$42.4	(114)%

Income (loss) from continuing operations	$(1.5)	$27.1	(106)%	$(8.2)	$102.4	(108)%
Adjustments:
Less: Unrealized gain on retained shares in Knife River, net of tax[1]	—	22.8	(100)%	—	113.6	(100)%
Costs attributable to strategic initiatives, net of tax[2]	2.7	3.2	(16)%	12.7	9.8	30%
Adjusted income (loss) from continuing operations	$1.2	$7.5	(84)%	$4.5	$(1.4)	421%
[1] Includes unrealized gain in 2023 of $30.2 million, net of tax of $7.4 million in the third quarter and $170.2 million, net of tax of $56.6 million year to date on retained shares in Knife River.
[2] Includes costs attributable to strategic initiatives in 2024 of $3.2 million, net of tax of $0.5 million in the third quarter and $14.7 million, net of tax of $2.0 million year to date. Costs attributable to strategic initiatives in 2023 of $4.3 million, net of tax of $1.1 million in the third quarter and $12.9 million, net of tax of $3.1 million year to date. Strategic initiative costs associated with the Knife River separation are reflected in discontinued operations.

On May 31, 2023, the company completed the separation of Knife River, its former construction materials and contracting business, into a new, publicly-traded company. As a result of the separation, the historical results of operations for Knife River are shown in income (loss) from discontinued operations, except for allocated general corporate overhead costs of the company, which do not meet the criteria for discontinued operations. Also included in discontinued operations are strategic initiative costs associated with the separation of Knife River.
During the third quarter, Other reported decreased net income compared to the same period in 2023. The decrease was primarily due to the absence of the 2023 $22.8 million, net of tax, unrealized gain on the company's retained interest in Knife River and higher operation and maintenance expense related to higher insurance claims experience at the captive insurer. Partially offsetting this decrease was lower interest expense due to decreased borrowings.

Also included in Other are annualized effective income tax adjustments of the holding company primarily associated with corporate functions and general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for discontinued operations.

Other Financial Data
	September 30,
	2024	2023
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$15.00	$13.54
Market price per common share	$27.41	$19.58
Market value as a percent of book value	182.7%	144.6%
Total assets	$8,173	$7,869
Total equity	$3,058	$2,757
Total debt	$2,452	$2,648
Capitalization ratios:
Total equity	55.5%	51.0%
Total debt	44.5%	49.0%
	100.0%	100.0%